  As filed with the Securities and Exchange Commission on November 12, 1997
                                                 Registration No. 33-64849

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ANALOG DEVICES, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        MASSACHUSETTS                                            04-2348234
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

             ONE TECHNOLOGY WAY, NORWOOD, MASSACHUSETTS 02062-9106
             -----------------------------------------------------
              (Address of principal executive offices) (Zip Code)

                              ANALOG DEVICES, INC.
                           DEFERRED COMPENSATION PLAN
                           --------------------------
                            (Full title of the Plan)

             PAUL P. BROUNTAS ESQ., HALE AND DORR, 60 STATE STREET,
                          BOSTON, MASSACHUSETTS 02109
             ------------------------------------------------------
                    (Name and address of agent for service)

                                 (617) 526-6000
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)




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PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Item 1.   Plan Information.
                  -----------------

        The information required by Part I is included in documents sent or given to participants in the Analog Devices, Inc. (the "Registrant") Deferred Compensation Plan (the "Deferral Plan"), pursuant to Rule 428(b)(1) of the Securities Act of 1933 (as amended, the "Securities Act").

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Item 3.  Incorporation of Certain Documents by Reference.
                 ------------------------------------------------

        The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

                (a)  The Registrant's latest annual report filed pursuant to
        Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

                (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

                All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.







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        Item 4.  Description of Securities.
                 --------------------------

        Under the Deferral Plan, the Registrant provides non-employee directors and a select group of highly compensated or management employees the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation (including, in the case of non-employee directors, director fees and meeting fees) or deferred income or gains resulting from the deferral of stock option gains and restricted stock income. The obligations of the Registrant under such agreements (the "Obligations") will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation and Registrant contributions adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Deferral Plan.



        The Deferral Plan is administered by the members of the Compensation Committee of the Board of Directors who are not participants in the Deferral Plan. The Compensation Committee has delegated its administrative functions which do not affect officers to a committee of three officers designated by the Board. The Compensation Committee may from time to time adopt rules and procedures governing the Deferral Plan and shall have the authority to give interpretive rulings with respect to the Deferral Plan.



        A participant may elect to defer all or a portion of his or her compensation. The amount of compensation to be deferred by each participant will be determined in accordance with the Deferral Plan based on elections by the participant. Participants may elect to defer any percentage of salary and any percentage of bonus up to 100%, or in the case of non-employee directors, any portion of annual fees, meeting fees or committee meeting fees.


        The Obligations for each participant are equal in value to the balance of a bookkeeping reserve account established for such participant. The investment earnings credited to such account will be indexed to one or more mutual funds or indices, the type of which will be individually chosen by each participant from a list of types of investment media. Each participant's deferred compensation account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected mutual funds or indices, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of funds specified by participants. However, the Registrant may establish a trust, which may be a grantor trust for federal income tax purposes, to make such investments to assist the Registrant in meeting the Obligations.






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

        The Obligations are distributed by the Registrant in accordance with the terms of the Deferral Plan and upon a payment plan selected by each participant. Upon a determination by the Committee that a participant has suffered an unforeseeable financial emergency, the Committee may direct the Registrant to pay such participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the participant's deferral account.


        A participant's right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. If any participant attempts to transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefit under the Deferral Plan, the Committee may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effect of such occurrence. The Obligations are not convertible into another security of the Registrant. The Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.


        The Registrant may at any time amend, suspend or reinstate any or all of the provisions of the Deferral Plan, except that no such amendment, suspension or reinstatement may adversely affect any participant's deferral account as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such participant's prior written consent. The Registrant may terminate the Deferral Plan at any time and for any reason whatsoever; provided, however, that a termination of the Deferral Plan may not adversely affect the value of a participant's deferral account as it existed as of the effective date of such termination without the participant's prior written consent.







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        Item 5.  Interests of Named Experts and Counsel.
                 ---------------------------------------

        The validity of the securities hereby registered will be passed upon by Hale and Dorr LLP, Boston, Massachusetts. Paul P. Brountas, Esq., a partner of Hale and Dorr LLP, serves as Clerk to the Registrant.

        Item 6.  Indemnification of Directors and Officers.
                 ------------------------------------------

        Article 6A of the Registrant's Articles of Organization, as amended (the "Articles of Organization") provides for indemnification of directors and officers to the full extent permitted under Massachusetts law. Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, provided that, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged not to be entitled to indemnification under
Section 67.

        Article 6A also provides for indemnification of directors and officers of the Registrant against liabilities and expenses in connection with any legal proceedings to which they may be made a party or with which they may become involved or threatened by reason of having been an officer or director of the Registrant or of any other organization at the request of the Registrant.
Article 6A generally provides that a director or officer of the Registrant (i) shall be indemnified by the Registrant for all expenses of such legal proceedings unless he has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, and (ii) shall be indemnified by the Registrant for the expenses, judgments, fines and amounts paid in settlement and compromise of such proceedings. No indemnification will be made to cover costs of settlements and compromises if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant), that such settlement or compromise is not in the best interests of the Registrant.




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        Article 6A permits the payment by the Registrant of expenses incurred in defending a civil or criminal action in advance of its final disposition, subject to receipt of an undertaking by the indemnified person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Articles of Organization. No advance may be made if the Board of Directors determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant), that such person did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant.

        Article 6D of the Registrant's Articles of Organization provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B, or (iv) for any transaction from which the director derived an improper personal benefit.

        Section 8.4 of the Deferral Plan provides that the Registrant shall indemnify and hold harmless the members of the Committee and their duly appointed agents against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Deferral Plan, except in the case of gross negligence or willful misconduct by any such member or agent.

        The Registrant has directors and officers liability insurance for the benefit of its directors and officers.

        Item 7.   Exemption From Registration Claimed.
                  ------------------------------------

        Not applicable.

        Item 8.   Exhibits.
                  ---------

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.








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

        Item 9.   Undertakings.
                  -------------

        1.   The Registrant hereby undertakes:

                (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in


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

the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.












































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


                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood, Commonwealth of Massachusetts, on this 12th day of November, 1997.


                                        ANALOG DEVICES, INC.




                                        By:  /s/ Jerald G. Fishman*
                                             ------------------------------
                                             Jerald G. Fishman
                                             President and Chief
                                             Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





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


     SIGNATURE              TITLE                            DATE
     ---------              -----                            ----
/s/  Jerald G. Fishman*     President, Chief Executive       )
--------------------------  Officer and Director             )
     JERALD G. FISHMAN                                       )
                                                             )
                                                             )
                                                             )
/s/  Ray Stata*             Chairman of the Board            )
--------------------------  and Director                     )
     RAY STATA                                               )
                                                             )
                                                             )
                                                             )
/s/  Joseph E. McDonough*   Vice President-Finance           ) November 12, 1997
--------------------------  and Chief Financial              )
     JOSEPH E. MCDONOUGH    Officer                          )
                                                             )
                                                             )
                                                             )
/s/  John L. Doyle*         Director                         )
--------------------------                                   )
     JOHN L. DOYLE                                           )
                                                             )
                                                             )
                                                             )
/s/  Samuel H. Fuller*      Director                         )
--------------------------                                   )
     SAMUEL H. FULLER                                        )
                                                             )



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


                                                           )
                                                           )
                                  Director                 )
------------------------------                             )
     CHARLES O. HOLLIDAY, JR.                              )
                                                           )
                                                           )
                                                           )
/s/  Gordon C. McKeague*          Director                 ) November 12, 1997
------------------------------                             )
     GORDON C. MCKEAGUE                                    )
                                                           )
/s/  Joel Moses*                                           )
------------------------------    Director                 )
     JOEL MOSES                                            )
                                                           )
/s/  Lester C. Thurow*            Director                 )
------------------------------                             )
     LESTER C. THUROW                                      )
                                                           )
                                                           )

*By /s/ Joseph E. McDonough
    --------------------------
    JOSEPH E. MCDONOUGH, ATTORNEY-IN-FACT





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


                              INDEX TO EXHIBITS

Exhibit
Number         Exhibit                                                    Page
-------        -------                                                    ----
  4.1     Deferred Compensation Plan of the Registrant.+

  4.2     Amendment No. 1, dated December 3, 1996, to Analog
          Devices, Inc. Deferred Compensation Plan.+

  4.3     Amendment No. 2, dated March 11, 1997, to Analog Devices, Inc.
          Deferred Compensation Plan.+

  4.4     Amendment No. 3, dated November 5, 1997, to Analog
          Devices, Inc. Deferred Compensation Plan.

  4.5 Trust Agreement for Deferred Compensation Plan between the Registrant and PNC Bank, National Association, dated
          October 23, 1997 (incorporated by reference herein by reference to the Registrant's Post-Effective Amendment
          No. 2 to Form S-3, dated November 12, 1997 (File No. 333-17651)

  5.1     Opinion of Hale and Dorr.+

 23.1     Consent of Hale and Dorr.+

 23.2     Consent of Independent Auditors.

 24.1     Powers of Attorney.+


-------------------
+ Previously filed




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